EXHIBIT 10.1

Computer Task Group, Incorporated

800 Delaware Avenue

Buffalo, New York 14209

April 21, 2017

Brendan M. Harrington

46 Rankin Rd.

Snyder, NY 14226

Re: Separation Agreement

Dear Mr. Harrington:

You and Computer Task Group, Incorporated (the “Company”) have mutually agreed that you are resigning as Chief Financial Officer and Senior Vice President of the Company and as an officer and director of each of its subsidiaries effective as of April 21, 2017.

In consideration of your agreement to sign the Release of Claims attached hereto, and as full and final settlement of all such claims, the Company will make a one-time payment to you in the aggregate amount of THREE HUNDRED AND EIGHT THOUSAND FOUR HUNDRED AND NINETY AND 35/100 US DOLLARS ($308,490.35), minus lawful withholdings (the “Consideration”). The described Consideration will be paid in accordance with the Company’s customary payroll practices and the requirements of applicable law, and will be subject to any applicable payroll and income tax withholding and other typical deductions. The Consideration will be payable to you following your execution of the Release of Claims within ten (10) business days after the seven (7) day revocation period described in the Release of Claims expires without your revocation. You acknowledge and agree that this Consideration constitutes consideration that is in addition to anything of value to which you are already entitled absent signing this Separation Agreement.

You will not make any disparaging, false or adverse statements about the Company or the Released Parties (as defined in the Release of Claims). You will characterize your termination of employment as a “resignation by mutual agreement.” The Company should report to you any actions or statements that are attributed to you that the Company believes are disparaging. The Company may take actions consistent with breach of this Separation Agreement should it determine that you have disparaged or made false or adverse statements about the Company or the Released Parties.

The Company’s officers and directors will not make any disparaging, false or adverse statements about you. The Company will characterize your termination of employment as a “resignation by mutual agreement.”

You should report to the Company any actions or statements that are attributed to the Company’s officers and directors that you believe are disparaging. You may take actions consistent with breach of this Separation Agreement should you determine that the Company’s officers and directors have disparaged or made false or adverse statements about you.

You represent and warrant to the Company that you have no disagreement with any accounting policy or practice of the Company and, to your knowledge, you have no reason to believe that any previously issued financial statements of the Company issued in the last three completed fiscal years should no longer be relied upon because of an error in such financial statements as addressed by FASB ASC Topic 250, Accounting Changes and Error Corrections. Notwithstanding anything to the contrary in this Separation Agreement or the Release of Claims, nothing in the Separation Agreement or the Release of Claims will prohibit or restrict you from reporting possible violations of law to any applicable governmental agency without notice to the Company, including providing information to the government, participating in investigations, filing complaints and testifying in proceedings.

You recognize the interest of the Company in maintaining the confidential nature of its proprietary and other business documents, records, and information not generally known to the Company’s competitors, whether or not constituting trade secrets under applicable law, which have been disclosed to you or of which you became aware through your employment with the Company or any of its affiliates, or which may constitute legally privileged information owned by the Company (the “Confidential Information”). You agree that you shall not at any time, without the Company’s prior written consent, directly or indirectly use, give, sell, transfer, transmit, or disclose any Confidential Information for any purpose. You acknowledge that any improper use of Confidential Information would cause significant harm and damages to the Company, and that in the event of any breach of your confidentiality obligations, the Company is entitled to recover those damages from you. The confidentiality obligations set forth in this Separation Agreement are in addition to, and not in lieu of the protections afforded trade secrets and confidential information under applicable law and the restrictions on use or disclosure of trade secrets, confidential information, or proprietary information under any other agreement between the Company and you.

From the date of your resignation until such time as this Separation Agreement is publicly disclosed by the Company, you agree not to disclose the existence and terms of this Separation Agreement to any person except your spouse and: (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) in formal proceedings to enforce the terms of this Separation Agreement; or (d) as required by law or court order.

You agree that for a time period from the date of your resignation through the date which is one (1) year after the date of your resignation, you will not employ or solicit the employment of any person who during the six-month period preceding your resignation was, or is employed by the Company, except that you will be free to employ or solicit the employment of any such person whose employment with the Company has terminated for any reason (without any interference from you) and who has not been employed by the Company for at least 6 months, provided that general media advertising that may be targeted to a particular geographic area or industry but that is not targeted towards employees of the Company shall be permitted.

You further agree that for a time period from the date of your resignation through the date which is one (1) year after the date of your resignation, you will not canvass or solicit business in competition with any business conducted by the Company from any person or entity who during the six-month period preceding your resignation was a customer of the Company or from any person or entity which you have reason to believe is or will be in the following six months actively solicited by the Company to become a customer of the Company as a result of marketing efforts, contacts or other facts and circumstances of which you are aware, provided that general media advertising that may be targeted to a particular geographic area or industry but that is not targeted towards customers or prospective customers of the Company shall be permitted. You further agree that for a time period from the date of your resignation through the date which is one (1) year after the date of your resignation you will not willfully dissuade or discourage any person or entity from using, employing or conducting business with the Company or intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or any contractual relationship between the Company and any supplier who during the six month period preceding your resignation shall have supplied components, materials or services to the Company.

If the foregoing terms are acceptable to you, please indicate your acceptance by signing below. Please email a signed copy of the Separation Agreement and the Release of Claims to Dan Sullivan at danjsullivan3@gmail.com and Peter Radetich at Peter.Radetich@ctg.com no later than Friday, May 12, 2017. This offer shall be null and void if it has not been executed by you and returned to us by the date specified in the immediately preceding sentence.

Very truly yours,

/s/ Daniel J. Sullivan
Daniel J. Sullivan Chairman By order of the Board of the Directors Computer Task Group, Incorporated

Agreed and accepted as of the 26th day of April 2017:

/s/ Brendan M. Harrington

Brendan M. Harrington

RELEASE OF CLAIMS

1.	Parties.

The parties to Release of Claims (hereinafter “Release”) are Brendan M. Harrington and Computer Task Group, Incorporated, a New York corporation, as hereinafter defined.

1.1	Executive and Releasing Parties.

For the purposes of this Release, “Executive” means Brendan M. Harrington, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

1.2	The Company and the Released Parties.

For the purposes of this Release, the “Company” means Computer Task Group, Incorporated, a New York corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and, in such capacity, all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose.

Executive was employed by the Company. Executive’s employment is ending effective April 21, 2017 and Executive was relieved of all employment duties with the Company.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment (in each case except as set forth below).

3.	Release.

In consideration for the payments and benefits set forth in the Separation Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date (as defined in Section 4 below) of this Release, including but not limited to, obligations and/or claims arising from the Separation Agreement (other than any claim Executive may have against the Company after the date hereof with respect to nonperformance of the payment obligations of the Company set forth in the Separation Agreement) or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues.

Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Separation Agreement. The matters released include, but are not limited to, any claims under federal, state or local laws, including the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties with respect to the claims released hereby. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

Executive understands and agrees that this Release extinguishes all released claims, whether known or unknown, foreseen or unforeseen. Executive expressly waives any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive fully understands that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in the facts.

3.1	IMPORTANT INFORMATION REGARDING ADEA RELEASE.

Executive understands and agrees that:

(a)	this Release is worded in an understandable way;

(b)	claims under ADEA that may arise after the date of this Release are not waived;

(c)	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

(d)	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

(e)	Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: General Counsel within seven (7) days after Executive signs this Release; and

(f)	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

3.2	Reservations Of Rights.

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), directors’ and officers’ insurance or the 401(k) plan maintained by the Company.

3.3	No Admission Of Liability.

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date.

The “Effective Date” of this Release shall be the eighth calendar day after it is signed by Executive.

5.	Confidentiality, Proprietary, Trade Secret And Related Information.

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any offer letter, employment agreement, confidentially agreement, or any other agreement between Executive and the Company and any section(s) therein.

Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

6.	Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

7.	Entire Release.

This Release and the Separation Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in Sections 3 and 5 of this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

8.	Severability.

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

9.	References.

The Company agrees to follow the applicable policy(ies) of the Company regarding the release of employment reference information to potential employers.

10.	Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

11.	Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflicts of laws provisions.

/s/ Brendan M. Harrington Brendan M. Harrington	Dated: 4/26/2017

STATE OF NEW YORK	)
)ss.
County of Erie	)

Personally appeared the above named Brendan M. Harrington and acknowledged the foregoing instrument to be his voluntary act and deed.

Before me:	Jody L Nawrocki NOTARY PUBLIC My commission expires:
COMPUTER TASK GROUP, INCORPORATED
Dated: 4/26/2017

By:	/s/ Peter P. Radetich

Its:	Sr. VP & General Counsel
On Behalf of Computer Task Group, Incorporated